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                                                                      Exhibit 12

                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands except ratio)
                                  (Unaudited)

                                                              Nine Months Ended
                                                              September 30, 2000
                                                              ------------------
Earnings:
 Loss before income taxes                                          $  (14,220)
 Adjustments:
 Net interest expense (1)                                              59,834
 Amortization of capitalized interest                                   4,737
 Portion of rental expense representative of interest                   1,616
 Undistributed loss of affiliate                                      (14,735)
 Minority interest                                                     67,717
                                                                   ----------
                                                                   $  104,949
                                                                   ==========

Fixed Charges:
 Net interest expense (1)                                          $   59,834
 Capitalized interest                                                   4,039
 Portion of rental expense representative of interest                   1,616
                                                                   ----------
                                                                   $   65,489
                                                                   ==========

Ratio of earnings to fixed charges                                        1.6
                                                                   ==========


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.